Freeport-McMoRan Copper & Gold Inc.

Commences Tender Offers for Any and All of its

7.20% Senior Notes due 2026 and

7.50% Senior Notes due 2006

NEW ORLEANS, LA, March 6, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced that it has commenced tender offers to purchase any and all of its outstanding 7.20% Senior Notes due 2026 (puttable in November 2003) at a price of $1,010 per $1,000 in principal amount plus accrued and unpaid interest, and any and all of its outstanding 7.50% Senior Notes due 2006 at a price of $1,010 per $1,000 in principal amount plus accrued and unpaid interest.  Assuming all of the outstanding notes are tendered, the aggregate amount of cash to purchase the tendered notes is estimated to be approximately $455 million.  As a result of FCX’s previously reported recent financing transactions, FCX’s current cash position approximates $800 million.

Each tender offer commences on Thursday, March 6, 2003 and will expire at 5:00 p.m. New York City time on Thursday, April 3, 2003, unless extended or terminated.  The tender offers are being made only on the terms and subject to the conditions described in the Offer to Purchase and related documents, dated March 6, 2003, which will be distributed to the holders of the notes.  Each tender offer is being made independently of the other.  The completion of each tender offer is not conditioned on a minimum amount of notes being tendered.

J.P. Morgan Securities Inc. will serve as dealer manager and Georgeson Shareholder Communications Inc. will serve as information agent for the tender offers.  Holders of notes with questions about the tender offers should call Georgeson toll-free at 866-775-2735, or J.P. Morgan toll-free at 800-245-8812.  Holders who want copies of the Offer to Purchase and related documents should call Georgeson.

This press release is not an offer to purchase, nor a solicitation of an offer to sell the notes, which will only be made pursuant to the Offer to Purchase and related documents and in compliance with applicable securities laws.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

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